EXHIBIT 99.1

To Our Shareholders:

I am pleased to report that Southern Michigan Bancorp, Inc. posted another quarter of solid results. Net income for the second quarter of 2012 was $1,027,000, or $.43 per share, compared with second quarter 2011 net income of $762,000, or $.33 per share. For the first six months of 2012, Southern earned $2,029,000, or $.86 per share, compared with $1,510,000, or $.65 per share, for the same six-month period a year ago.

Southern's success through the first six months of 2012 was driven largely by our management team's strategic focus on developing high quality small business lending relationships throughout our four-county primary service area. The results of those initiatives led to an increase in our commercial loan portfolio of $16 million during the most recent quarter, with total commercial loans exceeding $261 million at June 30, 2012. Net interest income for the first six months of 2012 grew by 10.6 percent to $8.4 million, compared with $7.6 million for the first six months of 2011.

Many of our customers have taken advantage of historically low interest rates to refinance their home mortgages. Gains on sales of mortgage loans grew substantially, totaling $878,000 for the first six months of 2012, compared with $522,000 for the same period a year ago. In addition, we are seeing modest improvement in purchases and sales of existing homes and in new home construction.

As of June 30, 2012, total assets were $503.9 million compared with $481.3 million as of June 30, 2011. Southern's annualized return on average assets for the first six months of 2012 was .78 percent compared with .61 percent for the same period a year ago. The annualized return on average equity for the first six months of 2012 improved to 7.66 percent compared with 6.17 percent for the same six-month period last year.

The strength and consistency of Southern's financial condition and performance is particularly noteworthy given the continued headwinds of an uncertain economy, burdensome regulations and escalating costs. During its June meeting, the board of directors approved an increase in the quarterly dividend from $.07 per share to $.09 per share. The board continues to evaluate dividend payout levels based on various performance criteria, including operating results and capital levels.

I will close on a personal note. In July, all of us in the Southern Family were deeply saddened by the sudden passing of Dave Clow, our Senior Vice President and Head of Commercial Lending. Dave joined Southern in 2004 as the Senior Commercial Lending Officer. He was a thoughtful mentor, an outstanding colleague and respected by peers throughout the banking industry. Most importantly, Dave was a wonderful friend to many within the bank and community. He will be missed and fondly remembered.

Sincerely,

/s/ John H. Castle

John H. Castle
Chairman and Chief Executive Officer